Exhibit 99.1

HCI Group Reports Third Quarter and Nine-Month 2017 Results

Tampa, Fla. – November 2, 2017 – HCI Group, Inc. (NYSE:HCI), a holding company primarily engaged in homeowners insurance, with additional operations in reinsurance, real estate and information technology, reported results for the three and nine months ended September 30, 2017.

Third Quarter 2017 - Financial Results

The company’s results of operations for the third quarter of 2017 were significantly impacted by Hurricane Irma, which crossed Florida from south to north in early September. The results include $53.6 million of retained losses from Hurricane Irma as well as a $15.6 million reduction in benefits under retrospective provisions within multi-year reinsurance contracts.

The company’s net loss for the third quarter of 2017 totaled $40.5 million or $4.44 loss per diluted share compared with net income of $11.3 million, or $1.10 earnings per diluted share in the third quarter of 2016.

Gross premiums earned for the third quarter 2017 decreased to $88.7 million from $92.5 million in the same period in 2016. The decrease in 2017 was attributable to policy attrition, policy mix, and rate reductions. Gross premiums written were $94.9 million compared with $93.2 million in the same quarter of 2016. The increase was driven by strong growth in the company’s flood insurance business.

Premiums ceded increased to $44.7 million or 50.4% of gross premiums earned from $29.2 million or 31.6% of gross premiums earned in the third quarter of 2016. The increase was primarily attributable to the adjustment to benefits and deferred reinsurance premiums related to retrospective provisions under certain reinsurance contracts.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) were $44 million compared with $63.3 million in the same period in 2016.

Net premiums written (defined as gross premiums written less premiums ceded to reinsurance companies) were $50.2 million compared with $64 million in the same quarter in 2016.

Investment related income was $2.7 million compared with $3.4 million in the same period in 2016.

Results for the third quarter of 2016 included a one-time bargain purchase gain of $2.1 million related to the company’s August 2016 acquisition of a newly built retail shopping center located in Sorrento, Florida.

Losses and loss adjustment expenses were $89.2 million compared with $25.9 million in the same period in 2016. The increase was attributable to $53.6 million of net estimated losses related to Hurricane Irma, an increase of $2.5 million to the company’s estimate of Hurricane Matthew ultimate losses, and continued reserve strengthening for prior years in response to the continuing effect of assignment of insurance benefits and related litigation.

Policy acquisition and other underwriting expenses were $9.9 million compared with $10.5 million in the comparable period in 2016. The decrease was due to a reduction in commissions and premium taxes resulting from policy attrition.

Salaries and wages were $4.6 million compared with $5.9 million in the same period in 2016. The decrease was attributable to capitalized payroll costs related to software development and lower cash bonuses for senior management.

Interest expense was $4.4 million compared with $2.7 million in the same period in 2016. The increase resulted from the effect of the issuance of 4.25% convertible senior notes in March 2017 offset in part by the redemption of the company’s 8% senior notes in April 2017.

Third Quarter 2017 - Financial Ratios

The loss ratio (defined as losses and loss adjustment expenses related to net premiums earned) for the third quarter of 2017 was 203% compared with 40.9% for the third quarter of 2016.

The expense ratio (defined as underwriting expenses, salaries and wages, interest and other operating expenses related to net premiums earned) was 55.2% compared with 37.7% for the same prior year period.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio was 258.2% compared with 78.6% for the third quarter of 2016.

Nine Months Ended September 30, 2017 - Financial Results

Net loss for the nine months ended September 30, 2017 totaled $19 million or $2.05 loss per diluted share compared with $24.4 million of net income, or $2.41 earnings per diluted share, for the nine months ended September 30, 2016. The decrease was primarily due to estimated net pre-tax losses of approximately $69 million resulting from Hurricane Irma.

Gross premiums earned for the nine months ended September 30, 2017 decreased to $270.4 million from $286.3 million in the same period in 2016. The decrease in 2017 was attributable primarily to policy attrition. Gross premiums written were $300.7 million compared with $308.3 million in the same nine-month period of 2016.

Premiums ceded were $101.5 million or 37.6% of gross premiums earned compared with $106 million or 37% of gross premiums earned during the same period in 2016.

Net premiums earned decreased to $168.9 million from $180.3 million for the nine months ended September 30, 2016. Net premiums written were $199.2 million compared with $202.3 million in the same period in 2016.

Investment related income was $10.9 million compared with $6.9 million in the same period in 2016. The increase in 2017 was primarily due to increased income from limited partnership investments and greater realized net gains from the sale of securities.

Losses and loss adjustment expenses for the nine months ended September 30, 2017 and 2016 were $142.4 million and $79.3 million, respectively. Losses and loss adjustment expenses in 2017 included $53.6 million of estimated net losses related to Hurricane Irma, an increase of $2.5 million to the company’s estimate of Hurricane Matthew losses, and continued reserve strengthening for prior years in response to the continuing effect of assignment of insurance benefits and related litigation. Loss and loss adjustment expenses for the comparable period in 2016 were also impacted by weather related events including Hurricane Hermine.

Policy acquisition and other underwriting expenses were $29.6 million compared with $32.5 million for the nine months ended September 30, 2016.

Salaries and wages were $15.1 million compared with $17 million in the same period in 2016. The decrease was primarily attributable to capitalized payroll costs related to software development and lower cash bonuses for senior management.

Book value per share, defined as shareholders’ equity divided by common shares outstanding at the end of the period, was $21.37 at September 30, 2017 compared with $25.23 at December 31, 2016.

Nine Months Ended September 30, 2017 - Financial Ratios

The loss ratio for the nine months ended September 30, 2017 was 84.4% compared with 44% in the nine months ended September 30, 2016.

The expense ratio was 43.2% compared with 39.9% in the same period in 2016. Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio to net premiums earned was 127.5% compared with 83.8% in the same period in 2016.

Management Commentary

“To assist the investing public in understanding Irma’s breadth, we have released a map, produced by our Atlas Viewer claims tracking technology, showing our Irma-related claims,” said Paresh Patel, HCI’s chairman and chief executive officer. “That map demonstrates that Hurricane Irma was a massive storm impacting Florida from coast to coast. Nevertheless, we used only about one-third of our reinsurance tower and neither HCI nor any of its three insurance related companies requires additional operating capital.”

Conference Call

HCI Group will hold a conference call later today, November 2, 2017, to discuss these financial results. Chairman and Chief Executive Officer Paresh Patel and Chief Financial Officer Mark Harmsworth will host the call starting at 4:45 p.m. Eastern time. A question and answer session will follow management’s presentation.

Interested parties can listen to the live presentation by dialing the listen-only number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.hcigroup.com.

Listen-only toll-free number: (877) 407-8033

Listen-only international number: (201) 689-8033

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day as the call and via the Investor Information section of the HCI Group website at www.hcigroup.com through December 2, 2017.

Toll-free replay number: (877) 481-4010

International replay number: (919) 882-2331

Replay ID: 20578

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 Index and the S&P SmallCap 600 Index. HCI Group, Inc. regularly publishes financial and other information in the Investor Information section of the company’s website. For more information about HCI Group and its subsidiaries, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, the estimation of reserves for losses and loss adjustment expenses is an inherently imprecise process involving many assumptions and considerable management judgment. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover or Najim Mostamand, CFA

Liolios Group, Inc.

Tel (949) 574-3860

HCI@liolios.com

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands)

	At September 30, 2017	At December 31, 2016
	(Unaudited)
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $253,162 and $167,231, respectively)	$256,102	166,248
Equity securities, available for sale, at fair value (cost: $58,242 and $47,750, respectively)	63,023	53,035
Equity securities, trading, at fair value (cost: $929 and $0, respectively)	1,003	—
Limited partnership investments, at equity	20,998	29,263
Investment in unconsolidated joint venture, at equity	1,664	2,102
Real estate investments (inclusive of $4,472 and $3,404 of consolidated variable interest entities, respectively)	48,961	48,086

Total investments	391,751	298,734
Cash and cash equivalents (inclusive of $90 and $65 of consolidated variable interest entities, respectively)	292,438	280,531
Accrued interest and dividends receivable	2,241	1,654
Income taxes receivable	24,081	2,811
Premiums receivable	27,179	17,276
Prepaid reinsurance premiums	28,352	24,554
Reinsurance recoverable:
Paid losses and loss adjustment expenses	17	—
Unpaid losses and loss adjustment expenses	213,729	—
Deferred policy acquisition costs	21,150	16,639
Property and equipment, net	12,356	11,374
Intangible assets, net	4,498	4,899
Deferred income taxes, net	—	250
Other assets (inclusive of $139 and $0 of consolidated variable interest entities, respectively)	11,461	11,342

Total assets	$1,029,253	670,064

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	$344,672	70,492
Unearned premiums	206,174	175,803
Advance premiums	10,248	4,651
Assumed reinsurance balances payable	243	3,294
Accrued expenses (inclusive of $59 and $68 of consolidated variable interest entities, respectively)	11,803	6,513
Reinsurance recovered in advance on unpaid losses	9,882	—
Deferred income taxes, net	3,092	—
Long-term debt	236,311	138,863
Other liabilities (inclusive of $42 and $11 of consolidated variable interest entities, respectively)	13,772	26,702

Total liabilities	836,197	426,318

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (no par value, 1,500,000 shares authorized, no shares issued and outstanding)	—	—
Series B junior participating preferred stock (no par value, 400,000 shares authorized, no shares issued or outstanding)	—	—
Preferred stock (no par value, 18,100,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 9,035,609 and 9,662,761 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively)	—	—
Additional paid-in capital	—	8,139
Retained income	188,313	232,964
Accumulated other comprehensive income, net of taxes	4,743	2,643

Total stockholders’ equity	193,056	243,746

Total liabilities and stockholders’ equity	$1,029,253	670,064

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue

Gross premiums earned	$88,669	92,542	$270,376	286,273
Premiums ceded	(44,705)	(29,242)	(101,529)	(105,998)

Net premiums earned	43,964	63,300	168,847	180,275

Net investment income	2,878	2,785	8,522	6,000
Net realized and unrealized investment (losses) gains	(152)	583	2,350	899
Net other-than-temporary impairment losses recognized in income:
Total other-than-temporary impairment losses	(474)	(575)	(864)	(1,211)
Portion of loss recognized in other comprehensive income, before taxes	—	351	—	(230)

Net other-than-temporary impairment losses	(474)	(224)	(864)	(1,441)
Policy fee income	905	972	2,721	2,967
Gain on repurchases of convertible senior notes	—	—	—	153
Gain on bargain purchase	—	2,071	—	2,071
Other	369	321	1,207	1,151

Total revenue	47,490	69,808	182,783	192,075

Expenses

Losses and loss adjustment expenses	89,231	25,909	142,425	79,261
Policy acquisition and other underwriting expenses	9,926	10,536	29,645	32,525
Salaries and wages	4,605	5,945	15,051	17,009
Interest expense	4,408	2,672	12,328	8,112
Loss on repurchase of senior notes	—	—	743	—
Other operating expenses	5,338	4,717	15,162	14,213

Total operating expenses	113,508	49,779	215,354	151,120

(Loss) Income before income taxes	(66,018)	20,029	(32,571)	40,955
Income tax (benefit) expense	(25,472)	8,696	(13,587)	16,542

Net (loss) income	$(40,546)	11,333	$(18,984)	24,413

Basic (loss) earnings per share	$(4.44)	1.17	$(2.05)	2.48

Diluted (loss) earnings per share	$(4.44)	1.10	$(2.05)	2.41

Dividends per share	$0.35	0.30	$1.05	0.90

HCI GROUP, INC. AND SUBSIDIARIES

(Amounts in thousands, except per share amounts)

A summary of the numerator and denominator of the basic and diluted loss per common share is presented below.

	Three Months Ended September 30, 2017
	Loss	Shares	Per Share
	(Numerator)	(Denominator)	Amount
Net loss	$(40,546)
Less: Loss attributable to participating securities	2,737

Basic Loss Per Share:
Loss allocated to common stockholders	(37,809)	8,519	$(4.44)

Effect of Dilutive Securities:
Stock options*	—	—
Convertible senior notes*	—	—

Diluted Loss Per Share:
Loss available to common stockholders and assumed conversions	$(37,809)	8,519	$(4.44)

	Nine Months Ended September 30, 2017
	Loss	Shares	Per Share
	(Numerator)	(Denominator)	Amount
Net loss	$(18,984)
Less: Loss attributable to participating securities	1,236

Basic Loss Per Share:
Loss allocated to common stockholders	(17,748)	8,648	$(2.05)

Effect of Dilutive Securities:
Stock options*	—	—
Convertible senior notes*	—	—

Diluted Loss Per Share:
Loss available to common stockholders and assumed conversions	$(17,748)	8,648	$(2.05)

*	Excluded due to anti-dilutive effect.